As filed with the Securities and Exchange Commission on April 11, 2005

Registration No. 333-[___]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2126573
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Telephone Avenue
Anchorage, Alaska 99503
(907) 297-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ALASKA COMMUNICATIONS SYSTEMS RETIREMENT PLAN
(Full title of the plan)

Leonard A. Steinberg
Vice President, General Counsel and Corporate Secretary
Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503
(907) 297-3105
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John G. Holland, Esq.
Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, DC 20004
(202) 637-2200

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities To	Amount To Be	Offering Price Per	Aggregate	Amount Of
Be Registered	Registered(1)	Share(2)	Offering Price (2)	Registration Fee (3)

Common Stock, par value $0.01 per share	250,000	$9.98	$2,495,000	$294

(1)	Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee based upon the average of the high ($10.16) and low ($9.79) prices reported for the shares of the common stock reported on the Nasdaq National Market on April 6, 2005, pursuant to Rule 457(c).

(3)	Calculated pursuant to Rule 457(p), the total dollar amount of the fee set forth below is offset against a fee previously paid to the Securities and Exchange Commission by Alaska Communications Systems Group, Inc. (‘‘ACS Group’’). ACS Group previously paid $50,680 in connection with a registration statement on Form S-1 (Registration Number 333-114378), which was originally filed on April 9, 2004, amended on June 1, 2004 and withdrawn on October 28, 2004. Additionally, ACS Group previously paid $17,353 in connection with a registration statement on Form S-4 (Registration Number 333-114380), which was originally filed on April 9, 2004, amended on June 1, 2004 and withdrawn on October 28, 2004. As a result of these filings, ACS Group had a balance of $68,033 to offset against future filing fees, including the filing fee for this registration statement on Form S-8. Of this balance $34,207 was offset against the filing fee for a registration statement on Form S-3 (Registration Number 333-121433), which was filed on December 20, 2004 and $1,469 of this balance was offset against the filing fee for another registration statement on Form S-3 (Registration Number 333-123275), which was filed on March 11, 2005. The remaining balance after applying the remaining amount against the filing fee from this registration statement is $32,063.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Alaska Communications Systems Group, Inc. (the “Company” or “Registrant”) with respect to the Alaska Communications Systems Retirement Plan (the “Plan”), referred to on the cover of this Registration Statement. The documents containing the information required in Part I of this Registration Statement will be sent or given to each participant in the Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

•	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 9, 2005;

•	Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2005;

•	Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on July 6, 2004; and

•	The description of Registrant’s common stock contained in the Company’s Form 8-A filed with the Securities and Exchange Commission on November 17, 1999 including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and shall be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the shares of common stock being registered by the Registrant under this Registration Statement will be passed upon for the Company by Leonard A. Steinberg, its Vice President, General

Counsel and Corporate Secretary. As of the date of this filing, Mr. Steinberg directly owns 2,411 shares of the Company’s common stock and beneficially owns 120,000 shares of the Company’s common stock under various option grants, some of which are immediately exercisable. Mr. Steinberg does not participate in the Plan.

Item 6. Indemnification of Directors and Officers.

     The Delaware General Corporation Law, or DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Company’s certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends or stock repurchases); or

•	for transactions from which the director derived improper personal benefit.

     The Company’s certificate of incorporation provides that the Company must indemnify and advance expenses to its directors and officers to the fullest extent authorized by the DGCL. The Company is also expressly authorized to, and does, carry directors’ and officers’ insurance for its directors, officers and certain employees for some liabilities.

     The limitation of liability and indemnification provisions in the Company’s certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, a stockholder’s investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

     There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers or employees for which indemnification is sought.

Item 7. Exemption From Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     3.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1/A filed with the Commission on November 17, 1999).

     3.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A filed with the Commission on November 17, 1999).

     4.1 Specimen of common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A filed with the Commission on November 17, 1999).

5.1	Opinion of Leonard A. Steinberg, General Counsel.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Leonard A. Steinberg, General Counsel (included in exhibit 5.1).*

24.1	Power of Attorney (included on signature page to this registration statement).*

*	Filed electronically herewith.

Item 9. Undertakings.

(A)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anchorage, State of Alaska, on April 11, 2005.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

By:	/s/ DAVID WILSON

David Wilson
Senior Vice President, Chief Financial Officer, and
Treasurer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Wilson and Leonard A. Steinberg, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ LIANE PELLETIER
Liane Pelletier	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 11, 2005

/s/ DAVID WILSON
David Wilson	Senior Vice President, Chief Financial Officer, Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 11, 2005

/s/ W. DEXTER PAINE, III
	Director	April 11, 2005
W. Dexter Paine, III

Signature	Title	Date
/s/ SAUL A. FOX
	Director	April 11, 2005
Saul A. Fox

/s/ BYRON I. MALLOT
Byron I. Mallot	Director	April 11, 2005

/s/ WRAY THORN
Wray Thorn	Director	April 11, 2005

/s/ BRIAN ROGERS
Brian Rogers	Director	April 11, 2005

/s/ CHARLES P. SITKIN
Charles P. Sitkin	Director	April 11, 2005

/s/ JOHN M. EGAN
John M. Egan	Director	April 11, 2005

/s/ PATRICK PICHETTE
Patrick Pichette	Director	April 11, 2005

/s/ GARY R. DONAHEE
Gary R. Donahee	Director	April 11, 2005

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1/A filed with the Commission on November 17, 1999).

3.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A filed with the Commission on November 17, 1999).

4.1	Specimen of common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A filed with the Commission on November 17, 1999).

5.1	Opinion of Leonard A. Steinberg, General Counsel.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Leonard A. Steinberg, General Counsel (included in exhibit 5.1).*

24.1	Power of Attorney (included on signature page to this registration statement).*

*	Filed electronically herewith.